Exhibit 10.7

AMENDMENT TO THE

AMENDED AND RESTATED

WELLS TIMBERLAND REIT, INC.

2005 INDEPENDENT DIRECTORS COMPENSATION PLAN

This Amendment (this “Amendment”) to the Amended and Restated Wells Timberland REIT, Inc. 2005 Independent Directors Compensation Plan (the “Plan”), was adopted on the 24th day of April, 2009, by the Board of Directors of Wells Timberland REIT, Inc. (the “Company”).

1. The following sentence shall be deleted from Section 5.2 of the Plan, “No fee shall be paid for non-telephonic committee meetings held on the same day as a non-telephonic meeting of the Board.”

2. Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed by its duly authorized officer, effective as of the date first above written.

WELLS TIMBERLAND REIT, INC.

By:	/s/ Douglas P. Williams

Its:	Executive Vice President